FOR IMMEDIATE RELEASE
Naturally Advanced Technologies Named to the 2011 TSX Venture 50

PORTLAND, Ore. (February 17, 2011) - Naturally Advanced Technologies Inc. (NAT, OTCBB: NADVF, TSXV: NAT) announced that TSX Venture Exchange has named the Company to its 2011 TSX Venture 50, a list assembled based on quantitative measurement of top performing publicly traded companies in Canada.

NAT has developed the all-natural CRAiLAR(R) process that successfully removes the binding agents from flax that contribute to its stiff texture, and produces a fiber that has both the tensile strength and performance benefits of flax and the comfort qualities of cotton.

"We are honoured to have earned a position among the TSX Venture 50," said Guy Prevost, CFO of NAT. "The Company has evolved from a revolutionary sustainable concept born in Canada's National Research Council to a proven technology capable of supplying large global brands. We anticipate a number of developments this year that will further validate our selection among this group of companies."

In November 2010, NAT announced a short-term supply agreement with Hanesbrands for final product scale up prior to completing commercialization. In January, it announced a separate agreement with Hanesbrands and the U.S. Department of Agriculture's Agricultural Research Service (USDA-ARS) for a cooperative project designed to evaluate the viability of various flax strains for use in the Company's CRAiLAR(R) technology. The latter project has positive economic implications for U.S. farmers and profitable crop rotation.

The 2011 TSX Venture 50 is comprised of ten companies from each of five sectors; Clean Technology, Mining, Oil & Gas, Diversified Industries, and Technology & Life Sciences. The companies were chosen based on the following criteria, with equal weighting assigned to each: share price appreciation, trading volume, market capitalization growth and analyst coverage.

About Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc. is committed to unlocking the potential of renewable and environmentally sustainable biomass resources from hemp and other bast fibers. The Company, through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., is developing proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products, in collaboration with Canada's National Research Council and the Alberta Innovates - Technology Futures (formerly the Alberta Research Council). CRAiLAR(R) technology offers cost-effective and environmentally sustainable processing and production of natural, bast fibers such as hemp and flax, resulting in increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing and adheres to a "triple bottom line" philosophy, respecting the human rights of employees, the environmental impact of the Company's operations and fiscal responsibility to its shareholders. See www.naturallyadvanced.com

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir(at)naturallyadvanced.com

Media Contact:
Ryan Leverenz
Lew Leverenz Associates
(415) 999-1418
ryan.leverenz(at)gmail.com